Exhibit 99.1

For Immediate Release Contact: Hal Mechler Senior Vice President & CFO 281-490-9652

Imperial Sugar Company Rejects Schultze’s Latest Proposal

Sugar Land, TX — (September 13, 2005) — Imperial Sugar Company (NASDAQ: IPSU) today announced that its Board of Directors had unanimously rejected Schultze Asset Management, LLC’s (“Schultze”) most recent unsolicited proposal to acquire control of the Company. The most recent proposal, set forth in a letter to the Board of Directors dated September 8, 2005, provides that, for $10.50 per share in cash, Schultze will acquire that number of shares that will increase its ownership to 79.9% of the outstanding shares of the Company’s capital stock. The letter also states that the new proposal remains subject to further due diligence by Schultze.

The Board, after meeting with its financial and legal advisors, unanimously determined that the $10.50 per share price was grossly inadequate. In addition, the Board also determined that Schultze’s proposal was unacceptable because it sought to acquire control without providing full value to all shareholders.

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding a possible future transaction with Schultze Asset Management LLC, future market prices and margins, future energy costs, future operating results, sugarbeet acreage, operating efficiencies, future government and legislative action, future cost savings, future benefit costs, our liquidity and ability to finance our operations and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, completion of any possible transaction, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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